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Exhibit 10.42

SPX CORPORATION
RETIREMENT HEALTH PLAN
TOP MANAGEMENT

        The Retirement Health Plan for Top Management provides a post-retirement health and dental expense account to named top management participants. Considering that top management personnel may join the company late in their careers, thus affording the company the benefit of their many years of prior management and professional experience, this Retirement Health Plan provides a full career benefit for participants retiring with 15 years of credited service.

Who is covered by the Plan?

        The compensation committee of the SPX Corporation Board of Directors designates those top managers who are participants in the plan. Participants in the Plan are notified of their participation at their date of entry into the plan. Participants in this plan earn their full post retirement health plan benefit from the plan; by their participation in this plan, top management personnel forgo their participation in any similar plan sponsored by the Corporation or its subsidiaries or divisions.

How is my service counted?

        Under the company's qualified Pension Plan 003, "Credited Service" is defined and used to compute the amount of your pension. For each year of credited service earned in plan 003, a participant earns a year of service in this plan. This plan provides for a accrual of a full career benefit in 15 years. Thus, if you earn between 15 and 30 years of credited service in this plan you will be entitled to a full career benefit. If you earn more than 30 years of actual credited service, these additional years of service over 30 are earned in this plan also.

What are my benefits at normal retirement age?

        You earn Retirement Flexible Dollars during your career at SPX as follows:

Years of Credited Service	Retirement Flexible Dollars Covered for Each Year
0 to 5	$3,600
6 to 10	$4,200
11 to 15	$4,800

          After 15 years of service, you have earned a "Full Career Benefit."

          Example:

          If you retire at your normal retirement age with 15 years of credited service, you will have earned the following Retirement Flexible Dollars:

5 years of service at $3,600	=	$18,000
PLUS
5 years of service at $4,200	=	+21,000
PLUS
5 years of service at $4,800	=	+24,000

TOTAL RETIREMENT FLEXIBLE DOLLARS		$63,000

        In this example, if you retired after more than 15 years of service but less than 30, your Retiree Flexible Dollars are still $63,000.

What if I have more than 30 years of service when I retire?

        Additional Retirement Flexible Dollars are earned for credited service over 30 years as follows:

Years of Credited Service	Retirement Flexible Dollars Covered for Each Year
31 or More	$2,700

          Example:

          Let's say you retire at your normal retirement age with 38 years of credited service. Your Retirement Flexible Dollars would be as follows:

Amount Earned for 30 Years of Service	=	$63,000
8 years of service at $2,700	=	+21,600

TOTAL RETIREMENT FLEXIBLE DOLLARS		$84,600

When am I vested in the Retirement Health Plan for Top Management?

        You are vested in this plan when you first become eligible for either early or normal retirement benefits from the company's qualified Pension Plan 003 and the Supplemental Retirement Plan for Top Management.

How do I use my account after I retire?

        At retirement you can choose to have the Full Value of your Retirement Flexible Dollars credited to your Retiree Account or you can annuitize the account. Once you choose an account option it cannot be changed.

        The option you choose determines how many of your total Retirement Flexible Dollars you'll receive each year to spend on benefits.

Full Value Account

        At retirement you can choose to have all your Retirement Flexible Dollars credited to your Retirement Account. These dollars may be used to reimburse health care expenses in any amount at any time. When you die, any unused Retiree Flexible Dollars may be used by your spouse to reimburse health care expenses. If you do not have a spouse or your spouse dies, any unused dollars are forfeited.

          Example:

          You retire after 20 years of service and choose to deposit the full $63,000 into your account at retirement. If you spend all of the money in your account before you die, you'll have to pay any additional expenses out of your own pocket. If you die before the full account is expended, any Flexible Dollars left in your account can be used by your spouse to reimburse his/her health care expenses. When your spouse dies, any unused dollars are forfeited.

Individual Annuity

        Your Flexible Dollars can be converted to an annuity which provides annual payments to your account over your lifetime. Each year a portion of the annuity goes into your account. Any amount in your account which is not used within the year will be carried over to following years. When you die, any unused dollars are forfeited.

          Example:

          Let's say you are age 65 and retire with $63,000 in Flexible Retirement Dollars. You choose to annuitize your account on an individual lifetime annuity basis. Your flexible dollars would be about $4,500 per year, payable until you die. Any amounts not used within the year are carried over to following years.

50% Joint Survivor Annuity

        You can choose a 50% joint and survivor annuity. Your Retiree Flexible Dollars are converted to an annuity which covers annual payments to your account over the joint lifetimes of you and your spouse. Your spouse receives 50% of your payment after you die to reimburse health care expenses. After both of your deaths, any unused Flexible Dollars are forfeited.

          Example:

          Let's say you and your spouse are both age 65 and you retire with $63,000 in Flexible Retirement Dollars. You choose the Joint Survivor Annuity option. Your flexible dollars will be about $4,105 per year payable until you die. If you predecease your spouse, he/she will have a benefit of $2,053 per year for the remainder of his or her life. Any amounts not used within the year are carried over to following years.

How may Retirement Flexible Dollars be used?

        Retirement Flexible Dollars credited to your Retiree Account can only be used to pay for:

  •
  Medical and Dental coverage available through the Company.

  •
  Premium payments, not only for the Company's Medical and Dental Plans, but also for HMO coverage and commercially available or group-sponsored medical plans.

  •
  Medicare Part B premiums.

  •
  Medical expenses not reimbursed by a medical plan.

  •
  Dental expenses not reimbursed by a dental plan.

  •
  Vision expenses.

  •
  Hearing expenses.

What coverage is available?

        When you retire, you can choose from several Medical and Dental options. These options may change for you in retirement, just as they might change if you are working. In addition to the current medical options, you may be able to continue your HMO coverage depending on the availability of retiree coverage from your HMO. When you retire, SPX will let you know which options are available including any HMOs.

        Each benefit has a "price tag" based on the actual cost of the coverage. You decide which options are best for you and then use your Retiree Flexible Dollars to purchase that coverage.

May I change my benefit choices after I retire?

        Each plan year you will decide how to spend your Retiree Flexible Dollars. Your Medical choice is locked in for one year—unless you have a change in family status. Your dental choice is locked in for two years. Examples of family status changes include: marriage, divorce, birth, adoption, death or loss of coverage because your spouse's coverage ends.

        If you have a change in family status you may change your benefit option within 30 days of the change.

How much do I pay from my Retirement Account for the plan that I choose?

        Your annual costs depend on the amount of coverage you choose and whether you choose to cover your dependents. These costs could change from year to year, so be sure to obtain the most current cost list when you retire.

Will my spouse receive a benefit if I die before I retire?

        If you have been married for at least one year and if you are vested, your spouse is entitled to benefits from this plan. (Remember, vesting occurs when you first become eligible for Early or Normal retirement from the Plans.) The Retirement Flexible Dollars you have earned to your date of death are credited to your spouse, and he or she will have the same rights to benefits and optional choices you would have if you had lived and retired. (For 3 months after your death, the Company continues regular company coverage as if you were still actually employed. After that, Retirement Flexible Dollars are available.)

          Example:

          You unexpectedly die at age 58 with 12 years of service. You would have been eligible for Early Retirement had you lived, so you are vested in the benefits provided by the Retirement Health Plan for Top Management. The Retirement Flexible Dollars credited to you at your death are:

5 years of service at $3,600	=	$18,000
PLUS
5 years of service at $4,200	=	+21,000
PLUS
2 years of service at $4,800	=	+ 9,600

TOTAL RETIREMENT FLEXIBLE DOLLARS		$48,600

  Your spouse may choose the Full Value account option, or the Individual Annuity. He or she may use the Retirement Flexible Dollars to pay for medical coverage and other qualified expenses when the 3 months of continuing coverage of the Active Health/ Dental Plan ends.

If you die without being vested in this Plan Benefit, your spouse will continue to have company-paid coverage in the active Medical/Dental Plan for 3 months after your death. After that, he or she may continue to purchase Health and Dental Plan coverage under COBRA rules.

Will my spouse receive a benefit if I die after I retire?

        That depends on the choice you made at the time you retired. If you chose the Individual Annuity option at your retirement, then when you die there will be no survivor benefit. If you chose the Full Value Account option, and if you die leaving as a surviving spouse your marriage partner at the time of your retirement, the remaining unused credits in your account are automatically available to your surviving spouse for his or her continuing use. If you chose the 50% Joint Survivor Annuity option, and if you die leaving as a surviving spouse your marriage partner at the time of your retirement, then your spouse will receive 50% of your payment after you die to reimburse health care expenses for the remainder of his or her life.

What happens if I remarry after I retire?

        In this event, Benefits from your account are available to pay premiums and expenses for both you and your spouse. If you predecease your spouse, benefits to your spouse will no longer be available.

Can this Retirement Health Plan be amended or terminated?

        Because future conditions cannot be anticipated of foreseen, the Company has the right to amend, modify or terminate the Plan at any time by action of the Board of Directors. In the unlikely event that the Plan is terminated, the benefits accrued to the date of plan termination would be frozen or replaced, but future benefit accruals might be forfeited.

What happens to this Plan in the event of a Change-of Control

        In the event of a change-of-control of the Company, all participants in this Retirement Health Plan shall immediately become vested in their accrued benefits under this plan. In addition, the company, or any successor shall be prohibited from amending or terminating the Plan in any manner that would deprive any current or former participant or surviving spouse any payment which has commenced, or any accrued benefit that would be payable if the participant's employment had terminated for any reason prior to the change-in-control.

        After a change-in-control, in the event a participant who qualifies for severance benefits under an Executive Severance Agreement terminates, or in the event the Plan is terminated, current or former participants or surviving spouses shall be paid a lump sum amount of the actuarially equivalent accrued benefit or benefit already in a payment status. If any portion of the payment required under this plan is subject to a golden parachute "Excise Tax", the company shall pay an additional amount, or gross up payment.

About the Retirement Health Plan.

        This description covers the main points of your Retirement Health Plan. In order to outline briefly your benefits in simple language, some of the details have been omitted. Therefore, this summary cannot modify the Plan as intended and interpretations of intent by the Plan Administrator will govern.

          NOTE: If any provisions of this Plan are modified or rendered invalid or unenforceable by Federal or Sate legislation, the Plan will be modified to comply with the law.

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  Exhibit 10.42
SPX CORPORATION RETIREMENT HEALTH PLAN TOP MANAGEMENT